                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT




NetManage UK Ltd. (England)
NetManage Software GmbH (Germany)
NetManage, Ltd. (Haifa, Israel)
NY NetManage (Yerushalayim), Ltd. (Jerusalem, Israel)
NetManage Japan K.K. (Japan)
NetManage France S.A. (France)
NetManage (Barbados) Ltd.



                                      F-2